Applied Signal Technology, Inc. Exhibit 2.5

SECOND AMENDMENT TO MEMBER INTEREST PURCHASE AGREEMENT
THIS SECOND AMENDMENT TO MEMBER INTEREST PURCHASE AGREEMENT (this “Second Amendment”) is made as of December 17, 2010 (the “Effective Date”) by and among Applied Signal Technology, Inc., a California corporation (the “Purchaser”), Pyxis Engineering LLC, a Maryland limited liability company (the “Company”), and Eric Bennett, an individual, as the initial holder of all interests in the Company (the “Seller”), who are parties to the Member Interest Purchase Agreement dated as of September 1, 2009 and amended on November 13, 2009 (the “Amended Agreement”) by and among such parties. All terms not otherwise defined herein shall have the meanings ascribed to such terms in the Amended Agreement.
RECITALS
WHEREAS, Section 11.3 of the Amended Agreement permits the amendment of the Amended Agreement by an instrument in writing signed on behalf of the parties thereto.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Purchaser, the Company and Seller agree as follows:
1.	The introductory language to Section 2.6 of the Amended Agreement is hereby amended to provide that the “Earn-out Period” shall be the twelve month period commencing November 1, 2009 and ending on October 31, 2010.
2.	Clause (c) of Section 2.6 of the Amended Agreement is hereby amended by adding the following sentences to the end thereof:
Purchaser has delivered the Earn-out Certification to Seller specifying that Target Revenues were in excess of $17,000,000. Seller does not dispute the Earnout Certification. The parties agree that the Maximum Earn-out Amount is payable.
3.	Clause (d) of Section 2.6 of the Amended Agreement is hereby amended and restated in its entirety to read as follows:
(d) That portion of any Earn-Out Distribution Amount payable to Seller shall be paid in shares of Common Stock of Purchaser rather than in cash and that portion of any Earn-Out Distribution Amount payable to any Additional Seller shall be paid in cash. The number of shares of Common Stock payable to Seller as his portion of any Earn-Out Distribution Amount shall be determined by dividing the amount of the Earn-Out Distribution Amount payable to Seller by the average closing price of Purchaser’s Common Stock as reported on the NASDAQ Stock Market, Inc. for the twenty trading day period ending three trading days prior to the date on which the Earn-Out Distribution Amount becomes due and payable, which date was October 31, 2010. Pursuant to this Section 2.6, Purchaser shall cause 118,197 shares of Purchaser’s common stock to be issued to Seller by electronic transfer no later than the close of business, Pacific time, on December 21, 2010. Upon issuance, such shares shall be validly issued, fully paid and non-assessable and shall be free from any restrictions on transfer under the Securities Act of 1933, as amended. Purchaser agrees that no restrictive legends will be placed on such shares.
4.	Except as modified by this Amendment, the Amended Agreement shall remain in full force and effect in accordance with its terms.
5.	This Second Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Second Amendment via facsimile or electronic mail.
6.	THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
7.	This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
[Signatures on Following Page]

IN WITNESS WHEREOF, this Second Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

APPLIED SIGNAL TECHNOLOGY, INC.